Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Black Hills Corporation of our reports dated February 11, 2026, relating to the financial statements of NorthWestern Energy Group, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Current Report on Form 8-K of Black Hills Corporation filed on February 19, 2026. We also consent to the reference to us under the heading “Experts” in such Registration statement of Black Hills Corporation.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

May 19, 2026